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Exhibit 10.47

LEASE AGREEMENT

  THIS LEASE AGREEMENT made and entered into by and between:

  4-MALI, L.L.C.    (TIN [999999999]), a Louisiana limited liability company, herein represented by Joseph J. Rino, ("Lessor"); and

  STARTEK USA, INC.    (TIN [999999999]), a Colorado corporation whose address is 100 Garfield Street, Denver, Colorado 80206, herein represented by Lawrence Zingale, its Ex. V.P. & COO ("Lessee")

who agree as follows:

ARTICLE 1—DEMISE OF LEASED PREMISES

        1.1   Leased Premises. In consideration of the rents, covenants and agreements set forth in this lease, Lessor does hereby lease to Lessee, and Lessee does hereby lease from Lessor, a building located at Power Center Mall, Alexandria, Louisiana, which consists of approximately 40,000 square feet of space and being the property specifically described on Exhibit "A" attached hereto (the "Leased Premises"). The exact square footage of the Leased Premises shall be determined by the Lessee's designated architect.

        1.2   Parking Lot. At no additional cost to Lessee, during the term of this Lease, Lessee, its agents, employees, and invitees shall have the non-exclusive use of the automobile parking areas, driveways and footways adjacent to the Leased Premises and shown on Exhibit "B" attached hereto (the "Parking Lot") and the right of ingress and egress across the Parking Lot, subject to the rules and regulations for the use thereof as prescribed from time to time by Lessor. No specific designated parking spaces are to be assigned to Lessee. Lessor shall not be liable or responsible for any loss of or to any car or vehicle or equipment or other property therein or damage to property or injuries occurring on the Parking Lot. Lessor may, from time to time make, modify, and enforce rules and regulations relating to the parking of automobiles on the Parking Lot, and Lessee will abide by such rules and regulations. Lessor shall make available to Lessee a minimum of 450 off-street parking spaces for use incident to the operation of Lessee's business in the Leased Premises. Lessee shall not have the right to use the Parking Lot for any purpose other than the parking of individual automobiles and shall under no circumstances be allowed to have storage units, etc. in the Parking Lot.

        1.3   Covenant of Title. Lessor covenants that Lessor will be the owner of the Leased Premises, and is duly authorized to execute and enter into this Agreement.

ARTICLE 1A—RENOVATION CONDITIONS

        1A.1    Interim Renovation Term. The Interim Renovation Term shall be the period beginning upon the date that this Lease is signed by the Lessee (the "Interim Construction Beginning Date"), and ending upon the date of Beneficial Occupancy (as defined in Section 20).

        1A.2    Rental during Interim Renovation Term. During the Interim Renovation Term, the Lessee shall pay no rent.

        1A.3    Other Provisions of Lease. Except as set forth specifically to the contrary in this Section 1A, all other provisions of this Lease shall be applicable during the Interim Construction Term.

        1A.4    Renovation Obligations. Lessee shall, at its expense (but subject to Lessor's obligations pursuant to Section 6.3), renovate the Leased Premises during the Interim Construction Term to create an operable call center, accommodating at least 300 work stations, and to be substantially similar to the call center operated by Lessee in Decatur, Illinois (the "Lessee Renovations").

ARTICLE 2—LEASE TERM

        2.1   Term, Commencement and Termination. This Lease shall be for a term of sixty (60) months following the Interim Construction Term (hereinafter referred to as the "Lease Term"), commencing on the first day of the month next following the date that the renovations to the Leased Premises have been completed to the level of Beneficial Occupancy (as defined in Section 20 hereof) (the "Commencement Date"), and ending on the last day of the 60th month thereafter following (the "Termination Date"), subject, however, to earlier termination as provided in this Lease.

        2.2   Option to Renew. Provided Lessee is not in default of any term or condition of this Lease, Lessee may extend this Lease for two additional terms of thirty-six (36) months each (each an "Extended Term") upon the same terms and conditions as contained herein. Each Extended Term, if applicable, shall begin at 12:01 a.m. on the day following the last day of the immediately preceding expired Lease Term and/or Extended Term, and shall end of the last day of the 36th month thereafter following. In order to exercise its rights hereto, Lessee must give Lessor written notice of its intention to exercise the option no more than twelve (12) months and at least six (6) months prior to the last day to the Lease Term and/or Extended Term (as the case may be) then in force. The Rent, as hereinafter defined, payable hereunder shall be adjusted at the beginning of each Extended Term by a percentage equal to the percentage increase, if any, of the Index, as hereinafter defined, from the first day of the immediately preceding term to the last day of the immediately preceding term. For the purposes of this Lease the term "Index" shall be (i) the most recent Consumer Price Index for Urban Areas ("CPIU") issued and published by the Bureau of Labor Statistics of the United States Department of Labor, or if CPI is not available; (ii) a successor or substitute index to the CPI, appropriately adjusted; or if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated; a reliable governmental or other non-partisan publication, selected by Lessor and approved by Lessee, evaluating the information theretofore used in determining CPI, if such a publication is available and may be lawfully used for the purposes herein stated. Any adjustment of the Rent shall continue during the entire Extended Term.

        2.3   Automatic Termination. This Lease shall terminate and become null and void without further notice on the Termination Date unless terminated or extended in accordance with the terms of this Lease.

        2.4   Voluntary Termination. This Lease shall terminate upon the mutual consent of all parties hereto.

        2.5   Other Termination. This Lease may also terminate upon a Default, as is set forth in Article 11.

        2.6   Rights and Duties of Lessee upon Termination. Upon the termination of this Lease for any reason, Lessee shall have the following rights and obligations:

          2.6.1 Surrender. Lessee agrees to surrender unto the Lessor the Leased Premises and all keys for access thereto on the date that the Lease is terminated. In addition, Lessee agrees to obtain the return of keys to the Leased Premises from its employees.

          2.6.2 Removal of Property. If Lessee is not in default of the Lease, Lessee shall have the right, at any time within thirty (30) days prior to the date of termination of this Lease, to remove from the Leased Premises movable items located therein which belong to Lessee. Lessee shall be responsible for any damage caused to the Leased Premises by the removal of Lessee's property.

          2.6.3 Condition of Leased Premises. At the termination of the Lease, Lessee shall deliver to Lessor the Leased Premises broom clean, and in the same good condition, and as fully equipped, as said premises were in upon the date of delivery to Lessee, ordinary wear and tear from reasonable use and insured casualty damage excepted.

          2.6.4 Renovations and Improvements to the Leased Premises. Except as provided in Section 2.6.2, at the termination of the Lease, all renovations, improvements and replacements made to the Leased Premises by either Lessor or Lessee during the Lease Term shall belong to the Lessor.

          2.6.5 Surrender of the Leased Premises. On the last day of this Lease, or upon the earlier termination of this Lease, Lessee shall peaceably and quietly leave, and surrender to Lessor, the Leased Premises, free of all liens, encumbrances or other claims, in good order and repair and in the same condition as when delivered to Lessee except for normal wear and tear. Prior to the surrender of the Leased Premises to Lessor, Lessee, at its own expense, shall remove all liens and other encumbrances that have resulted from the acts or omissions of Lessee. If Lessee fails to surrender possession of the Leased Premises upon termination of this Lease, Lessee shall remain subject to all of the covenants and obligations of this Lease, except Lessee consents to pay liquidated damages in an amount equal to one and one-half (1 1/2) times the Rent (determined on a daily basis, considering a month of 30 days) for each day until possession of the Leased Premises is surrendered to the Lessor, broom clean, trash free, in good order and repair, and in the same condition as when delivered to Lessor, except for normal wear and tear and insured casualty damage. No holding over by Lessee shall be construed to extend the term of this Lease or any of Lessee's rights hereunder. Any holding over by Lessee after the expiration of the Lease Term shall not constitute a renewal of the Lease or give Lessee any rights under the Lease in or to the Leased Premises. There shall be no renewal of this Lease by operation of law.

ARTICLE 3—RENT

        3.1   Monthly Rent. The rent during the Lease Term shall be approximately $10,000.00 per month (the "Rent"). (The exact monthly Rent shall be determined based upon the actual square footage of the Leased Premises as fixed by the Lessee's architect pursuant to Section 1.1 of the Lease, times $3.00, divided by 12). The Rent shall be payable in advance, on the first day of each month, commencing on the Commencement Date. In the event the date of Beneficial Occupancy occurs on a date that is other than the first day of a month, then for the period between the date of Beneficial Occupancy and the Commencement Date (the "Interim Term"), Lessee shall pay to Lessor a rental for such Interim Term equal to the monthly rental for the first month following the Commencement Date, prorated, however, based upon the number of days in such Interim Term compared to a thirty (30) day month, payable in advance on the date of Beneficial Occupancy.

        3.2   Payment. The Rent shall be paid by check payable to Lessor as follows:

4-MALI, LLC
1223 MacArthur Dr.
Alexandria, Louisiana, 71315

or at such place as Lessor may from time to time specify. In the event this Lease is assigned, Lessee shall thereafter make payment to such person at such address as Lessor shall so designate.

        3.3   Interest on Delinquent Rental Payments. Any Rent which remains unpaid for ten (10) days after written notice as provided in Section 11.1.1 shall bear interest from the date of such notice until paid at the prime interest rate charged by Hibernia National Bank (as modified by the bank from time to time), plus 2%.

ARTICLE 4—USE OF LEASED PREMISES

        4.1   Permitted Use. Lessee shall have the right to use the Leased Premises solely for the purpose of operating a call center or activities directly related to that purpose.

        4.2   Limits on Use. Lessee shall not use the Leased Premises for any use other than that specified without obtaining Lessor's prior written consent. Lessee shall not use or permit any person to use the

Leased Premises for any use that: (i) constitutes a nuisance or trespass; (ii) injures the reputation of Lessor; (iii) is improper, illegal or offensive; (iv) causes damage to the Leased Premises; or (v) fails to comply with all applicable laws, regulations and ordinances of the United States, State of Louisiana, Parish of Rapides, and City of Alexandria.

        4.3   Signs. Lessee may erect or install any signs, decorations, or anything of any kind on the exterior of the Leased Premises, provided that such signs shall be directly related to the business of Lessee as conducted in the Leased Premises. Lessee shall obtain all requisite permits and licenses for all such exterior signs and all such signs shall comply with all requirements of all authorities having jurisdiction over the Leased Premises.

        4.4   Exterior. Except for the purpose described in Section 4.3 above, Lessee shall make no alterations to the exterior of the Leased Premises and shall not change the color of the exterior painting, without the prior written approval of Lessor.

ARTICLE 5—PAYMENTS BY AND OBLIGATIONS OF LESSEE

        5.1   Expenses of Occupancy of Leased Premises. Except for those expenses which are specifically set forth in this Lease Agreement to be the responsibility of Lessor, Lessee shall be responsible for all expenses incident to Lessee's occupancy and use of the Leased Premises, including, but not limited to, the following:

          5.1.1 Utilities. All water, waste water, sewer, gas, electricity and other utilities used in the Leased Premises. Utility services shall be provided through approved meters located on the Leased Premises. Lessor shall purchase and install all such meters. Lessee shall maintain and replace, if necessary, all such meters at its own cost.

          5.1.2 Garbage Removal. The treatment and removal of refuse. The Lessee shall specifically use only the area for such disposal as is directed and allocated by Lessor for the storage and removal of such refuse, and such storage and removal shall meet all requirements and codes relating thereto imposed by any governmental body having jurisdiction over such activity. Lessee shall not pile or store (except temporarily awaiting prompt collection in service areas out of public view and approved by Lessor) clippings, trimmings, cans, cartons, barrels, used equipment, scrap or other similar debris on or about the premises, or suffer the same to occur. Additionally, Lessee shall store refuse in closed containers that have been approved by Lessor.

          5.1.3 HVAC. The Lessee shall, at its expense, obtain a preventative maintenance contract on the HVAC System which shall be subject to Lessor's approval. Lessee shall provide Lessor with a copy of the preventative maintenance contract no later than thirty (30) days after the Commencement Date. The preventative maintenance contract shall provide for the inspection and maintenance of the HVAC System on not less than a semi-annual basis. Lessor shall pay for HVAC repairs and replacement as described in Article 6 so long as the Lessee's obligations above in regard to the HVAC system have been complied with.

          5.1.4 Taxes. All ad valorem taxes assessed upon the Leased Premises, including (i) any improvements made by the Lessee, or made on behalf of Lessee by the Lessor within the Leased Premises, (ii) upon any movable property of Lessee situated within the Leased Premises, or (iii) any assessment upon the Lease or the leasehold interest held by the Lessee incident to the Lease.

          5.1.5 Maintenance and Repair. Except as provided in Article 6, Lessee shall be responsible throughout the term or the Lease for maintaining the exterior and interior of the Leased Premises in a good, orderly and safe condition and state of repair, including, without limitation, replacement of any glass broken on the Leased Premises, and maintenance of light fixtures and replacement of lamps and bulbs. All such maintenance and repair shall be of a class or quality which is, in

  Lessor's opinion, at least equal to the original work or construction at the Leased Premises and shall otherwise be completed to the satisfaction of Lessor and shall be done only by engineers, contractors, carpenters, electricians, painters, mechanics or others licensed in the State of Louisiana, and at the sole cost and expense of Lessee. If Lessee fails, after ten (10) days' written notice from Lessor, to proceed with due diligence to make repairs and/or maintenance required to the Leased Premises which are necessary in the judgment of Lessor, then Lessor may (but shall not be obligated to) make such repairs at the expense of Lessee, and the expense thereof incurred by Lessor shall be collected as additional rent in the next installment of rent falling due.

          5.1.7 Other Expenses. Lessee shall pay all other expenses not specifically assigned to Lessor that may be set forth specifically in any other section of this Lease Agreement.

ARTICLE 6—PAYMENTS BY AND OBLIGATIONS OF LESSOR

        6.1   Lessor's Responsibility. Except for the expenses specifically to be paid by Lessor pursuant to Section 6.2 and 6.3 below, all expenses and charges required to be paid to maintain the Leased Premises shall be the responsibility of Lessee.

        6.2   Expenses to be paid by Lessor. Lessor shall be responsible for the payment of the following expenses:

          6.2.1 Structural Integrity. Repairs, maintenance and replacement of and to the structural soundness of the Leased Premises and its component parts, being the outer walls and foundation.

          6.2.2 HVAC. Reimbursement to Lessee for expenses incurred by Lessee incident to repairs and replacement of the heating, ventilation, and air-conditioning system (the "HVAC System") to the extent the repair or replacement requires an expenditure of in excess of $1000 (and excluding, however, any cost to Lessee to keep in force the preventative maintenance contract as described in Article 5). This responsibility is contingent on the Lessee complying with its obligation to obtain and keep in force a preventative maintenance contract as described in Article 5. With respect to repairs to and replacement of the HVAC System, all such repairs and replacements shall be made by Lessee. Upon completion of such repairs and replacements Lessee shall provide Lessor copies of all invoices paid by Lessee incident to such repairs and replacements, and Lessor shall reimburse Lessee for all reasonable expenses incurred by Lessee incident thereto, less $1000.00 per each separate and distinct repair or replacement incident. In the event Lessor fails to make any payment due Lessee pursuant to this section within 30 days of demand, Lessee may, at its option, offset the amount due against the rental payments thereafter accruing until the indebtedness is satisfied in full.

          6.2.3 Parking Lot. Maintenance and repairs to the Parking Lot.

          6.2.4 Roof. All repairs, maintenance, and replacements of the roof.

        6.3   Lessee Renovation Allowance. In order to assist Lessee in completing the Lessee Renovations, Lessor shall pay to Lessee or Lessee's designated payee an amount equal to the total amount expended by Lessee in completing the Lessee Renovations set forth in Section 1A.3 (specifically including expenses directly related thereto such as consulting fees and professional services, but specifically excluding the cost of any furniture, fixtures and movable equipment to be utilized by Lessee in the Leased Premises), provided, however, the amount to be paid to Lessee pursuant to this Section 6.3 shall not exceed $1,782,000.00, such amounts to be paid to Lessee or Lessee's designated payees at such times, in such amounts, and for such purposes as are set forth on Exhibit "C".

        6.4   Demolition and Aisle Creation. Lessor shall be responsible, at its expense, for the demolition of an existing 20,000 square foot building adjacent to the Leased Premises, and the creation of a vehicular and pedestrian passageway and parking lot in accordance with requirements of the City of Alexandria.

ARTICLE 7—NEGATIVE COVENANTS OF LESSEE

        7.1   Alterations. Other than the Lessee Renovations, Lessee shall not, at any time during the Lease Term or any Extended Term, construct or make any improvements to the Leased Premises, without the prior written consent of Lessor.

        7.2   Encumber Leasehold. Lessee shall not, during the Lease Term or any Extended Term, encumber its leasehold interest, by mortgage or other security device, without first obtaining the prior written consent of Lessor

        7.3   Assignment and Sublease. Lessee shall not transfer or assign this Lease or any interest therein or any property on the Leased Premises, or sublet the Leased Premises or any part thereof or any property thereon, or grant any interest, privilege, or license whatsoever in connection with this Lease (collectively such transfer, assignment, sublease or grant of interest, privilege or license referred to herein as an "Assignment"); provided, however, Lessee may execute an Assignment of its interest in the Lease to a Permitted Assignee without the consent of, but with prior notice to, Lessor, and provided further, that no Assignment to a Permitted Assignee shall relieve Lessee of any of its obligations hereunder. For purposes of this Section 7, "Permitted Assignee" shall mean any legal entity owned or controlled or under common control with Lessee or some or all of its stockholders. However, any such Permitted Assignee shall also be limited in the use of the Leased Premises to the activities allowed in Section 4.

ARTICLE 8—REPORTS AND INSPECTIONS

        8.1   Inspection. Lessee shall permit Lessor or Lessor's agents, representatives, or employees to enter the Leased Premises for the purposes of inspecting, determining whether Lessee is in compliance with the terms of this Lease, maintaining, repairing, or altering the Leased Premises, or showing the Leased Premises to prospective lessees, purchasers, mortgagees, or their assignees. Lessor shall take all reasonable precautions so as to not interfere with Lessee's business operations.

        8.2   Report. Lessee agrees to immediately report in writing to Lessor any defective conditions in or about the Leased Premises known to Lessee and a failure to so report such known defective conditions shall make Lessee liable to Lessor for any expense or damage to Lessor resulting from such defective condition, in addition, Lessee shall immediately report in writing to Lessor, any damage that may be incurred by the Leased Premises due to fire or other casualty.

ARTICLE 9—INSURANCE

        9.1   Comprehensive Liability Insurance. Lessee shall, at its cost and expense, at all times during the Lease Term, maintain in force, for the joint benefit of Lessor and Lessee, a broad form commercial general policy of liability insurance issued by a carrier licensed to do business in the State of Louisiana, by the terms of which Lessor and Lessee, are named as insureds and are indemnified against liability for damage or injury to property or persons (including death) entering upon or using the Leased Premises. Such insurance policy or policies shall be maintained on the minimum basis of One Million and no/100 ($1,000,000.00) Dollars per occurrence and Two Million and no/100 ($2,000,000.00) Dollars aggregate with respect to bodily injury, death, property damage and personal injury. Such insurance policy or policies shall be stated to be primary and noncontributing with any insurance which may be carried by Lessor. A certificate of said insurance, together with proof of payment of the premium thereof, shall be delivered to Lessor on the Commencement Date (or Occupancy Date, if earlier), effective from and after the Commencement Date (or Occupancy Date, if earlier), and renewal certificates and proof of payment of premium therefor shall be delivered to Lessor not less than fifteen (15) days prior to the renewal date of any such insurance policies during the Lease Term or any Extended Term. Such insurance shall be cancellable only after thirty (30) days' prior written notice to Lessor and Lessee. In the event Lessee fails to timely pay any premium when due, Lessor shall be authorized to do so, and may charge all costs and expenses thereof, including the premium, to Lessee, to be paid by Lessee as additional rent hereunder. Additionally, Lessor shall be named as an additional insured on the certificate of insurance.

        9.2   Contractual Liability Coverage. Lessee shall, at its cost and expense, provide and maintain in force policies of insurance to insure the performance by Lessee of its indemnity obligations set forth in Articles 15 and 19 of this Lease, including but not limited to its responsibility as to injury to or death of persons, including agents, contractors and employees of Lessor, on the Leased Premises or Parking Lot for any reason.

        9.3   Self Insurance Prohibited. Lessee may not self insure for any amount or portion of the insurance coverage required under this Lease.

        9.4   Acknowledgment of Continued Liability. Lessee acknowledges that neither the existence of any insurance nor the assent of Lessor to the types or amounts of insurance carried by Lessor shall be construed as waiving, releasing or limiting any of Lessee's liabilities, obligations or responsibilities under the Lease.

        9.5   Fire, Casualty and Property Insurance. Lessor shall provide, at its cost and expense, at all times during the Lease Term, fire, casualty and property insurance for the outer walls, roof and foundation of the Leased Premises and the HVAC System contained in the Leased Premises.

        9.6   Fire and Extended Coverage Property Insurance. Lessee shall, at its cost and expense, at all times during the Lease Term, maintain in force policies of insurance for all improvements contained within the interior of the Leased Premises and all personal property, furniture and fixtures located on or attached to the Leased Premises, in an amount no less than one hundred (100%) percent of replacement cost covering loss or damage by fire and with an extended coverage endorsements covering vandalism and malicious mischief.

        9.7   Commercial "Umbrella" Insurance. Lessee shall, at its cost and expense and at all times during the Lease Term, maintain in full force, and for the joint benefit of Lessor and Lessee, a policy of Commercial Comprehensive Catastrophe Liability Insurance, providing coverage that includes, without limitation, a coverage of all risks covered by the liability policy, with limits of liability of not less than $5,000,000.00.

        9.8   Waiver of Subrogation. Lessor and Lessee and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by the casualty and liability insurance to be carried incident to this Lease, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof, and shall evidence such waiver by endorsement to the required insurance policies; provided, that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage (provided that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect).

        9.9   Required Provisions. Each such policy or policies of insurance required to be maintained by Lessee shall comply with the following:

          9.9.1 Lessee's Cost. Lessee shall bear the expense of maintaining all insurance policies to be provided by Lessee, and shall furnish Lessor, at Lessor's request, evidence of timely payment;

          9.9.2 Lessor Is Co-Insured. Each policy provided by Lessee shall name Lessor as a coinsured;

          9.9.3 Acceptable Insurance Company. Each policy shall be issued by insurance companies licensed in Louisiana; and

          9.9.4 Non-Cancelability. Each policy shall provide that the policy may not be cancelled or its coverage reduced or other material change made without at least thirty (30) days prior written notice to Lessor.

        9.10 Certificates of Insurance. Lessee shall furnish Lessor with an executed copy or certificate of each policy of insurance required by this Article. Lessee agrees that if it does not keep this insurance in full force and effect, Lessor may notify Lessee of said failure, and if Lessee does not deliver to Lessor certificates showing all such insurance to be in full force and effect within ten (10) days after this notice, Lessor may, at its option, take out and/or pay the premiums on the insurance needed to fulfill Lessee's obligations under the provisions of this Article. Upon notice from Lessor, Lessee shall reimburse Lessor full amount of any insurance premiums paid by Lessor pursuant to this Article with interest from the date of Lessor's demand until reimbursement by Lessee.

ARTICLE 10—DESTRUCTION OF OR DAMAGE TO THE LEASED PREMISES

        10.1 Complete Destruction. If, during the term of this Lease, the Leased Premises is, because of fire, the elements, Act of God, either destroyed or partially destroyed so as to render the Leased Premises wholly unfit for its use as a call center, this Lease shall, at the option of either party, terminate from the date of such damage, destruction, or decision, and Lessee shall immediately surrender the Leased Premises to Lessor, and in such event Lessee shall continue to owe and pay rent up to, but not beyond, the time of such surrender.

        10.2 Partial Destruction. If less than 25% of the usable space of the Leased Premises shall be injured or damaged by fire, the elements, Act of God, Lessor shall repair such damage within a reasonable time after written notice to it of such damage. The rent shall be proportionately reduced during said period of repair. If more than 25% of the usable space of the Leased Premises shall be injured or damaged by fire, the elements, Act of God, and should Lessor, at Lessor's option so elect to repair, Lessor shall repair such damage within a reasonable time after written notice to it of such damage. The rent shall be proportionately reduced during said period. If Lessor elects not to repair the damage, then the Lease shall be terminated.

        10.3 Release of Lessor. If any such event stated in this Article occurs, Lessor shall not be liable to Lessee for inconvenience, annoyance, loss of profits, expenses, or any other type of injury or damage resulting from the repair of any such damage, or from any repair, modification, arranging, or rearranging of any portion of the Leased Premises or for termination of this Lease as provided in this paragraph. Lessee assumes the risks of any and all damage to its personal property in or on the Leased Premises and from any casualty whatsoever.

ARTICLE 11—DEFAULTS AND REMEDIES

        11.1 Defaults. A default by Lessee will occur if any one of the following events occur:

          11.1.1 Nonpayment. Any rent or any other payment due Lessor is not paid within ten (10) days following written notice by Lessor to Lessee of such failure to pay;

          11.1.2 Abandonment. The Leased Premises are abandoned, deserted or vacated for a period in excess of twelve months, or Lessee removes, without the prior written consent of Lessor, a substantial portion of the personal property or fixtures formerly situated within the Leased Premises, to the prejudice of Lessor's lien, even though the Lessee continues to pay the stipulated monthly rent;

          11.1.3 Bankruptcy. Any petition or proceeding of any nature is filed by or against Lessee under any section or chapter of the Federal Bankruptcy Act.

          11.1.4 Insolvency. Lessee shall become insolvent or transfer property in fraud of creditors, or make an assignment for benefit of creditors.

          11.1.5 Receiver. A receiver is appointed for any of Lessee's assets.

          11.1.6 Breach. The Lessee breaches or fails to comply with any term, provision, condition or covenant of this Lease, and such breach is not cured within ten (10) days after Lessee receives written notice from Lessor of such breach; provided, that if such breach cannot be reasonably cured within such ten day period, such ten day period will be extended if Lessee begins to cure such breach within such ten day period and thereafter continuously pursues such curative efforts until completion thereof.

        11.2 Rectification of Default. If Lessee rectifies a default within the period of time allowed, pursuant to Section 11.1.6, the default shall be deemed cured.

        11.3 Lessor's Options. Upon default by Lessee, Lessor shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or equity or by this Lease:

          11.3.1 Termination. Terminate this Lease, in which event Lessee shall immediately surrender the Leased Premises to Lessor, but if Lessee shall fail so to do, Lessor may, without prejudice to any other remedy Lessor may have either by law or otherwise, cause Lessee to be evicted from the Leased Premises in the manner provided by law.

          11.3.2 Accelerate Rentals. Accelerate and sue for all rentals to or to become due for the full term of this Lease (in which case Lessee shall retain such right of occupancy incident to the Lease as is provided by law), or at the option of Lessor, to sue for and collect any rental which is in arrears.

          11.3.3 Qffset. Remedy the default at the expense of Lessor and deduct the amount of such default and/or the expense incurred in remedying the default from the security deposit, if applicable;

          11.3.4 Rental Arrearage. Proceed for past due rent; reserving its right to proceed later for any remaining installments;

          11.3.5 Other Remedy. Take such other recourse or remedy to which Lessor may be entitled pursuant to Louisiana law.

        11.4 Lessor's Obligations Upon Default. Lessor shall not be obligated to comply with any provision of this Lease requiring performance on its part after a default by Lessee, and such noncompliance by Lessor shall not be construed as an eviction or ejection of Lessee.

        11.5 Default Termination of Lease. If Lessor chooses to terminate this Lease upon the occurrence of Lessee's default, Lessee immediately shall surrender possession of the Leased Premises to Lessor and shall remain liable for and immediately pay to Lessor all rents and payments accrued through the date of termination, plus an amount as damages equal to the rent from the day on which the default occurred through the remainder of the Lease Term, less the fair rental value of the Leased Premises for the remainder of the Lease Term (after first deducting reasonable expenses incurred by Lessor in reletting the Leased Premises).

        11.6 No Termination Following Default. If Lessor chooses not to terminate this Lease following Lessee's default, Lessor retains the right to enforce all of the provisions of this Lease, including the right to collect rent as it becomes due.

        11.7 No Obligation to Relet. In the event Lessor terminates the Lease or repossesses the Leased Premises following Lessee's default, Lessor shall not have any obligation to relet or attempt to relet the Leased Premises, or any portion thereof, or to collect rents after reletting or to mitigate its loss in any manner.

        11.8 No Waiver. Any delay or failure by Lessor promptly to exercise any right or remedy shall not constitute a waiver of such right or remedy following Lessee's default or any future defaults. Lessor shall have the right to declare any default at any time and take such action as might be lawful or authorized under this Lease.

ARTICLE 12—PEACEABLE POSSESSION

        Lessor covenants and agrees that as long as Lessee pays the rent and other charges as provided in this Lease and observes and performs the covenants, conditions, and terms of this Lease, Lessee shall lawfully and quietly hold, occupy, and enjoy peaceable possession of the Leased Premises during the Lease Term, except such portion of the Leased Premises, if any, as shall be taken under the power of eminent domain.

ARTICLE 13—LIABILITY OF LESSOR

        Except for damage or injury resulting from Lessors' failure to perform any of its obligation incident to this Lease, Lessor shall not be liable to Lessee for damage to person or property occurring on the Leased Premises. Lessor agrees to make reasonable efforts to protect Lessee from interference or disturbance by third persons including other tenants, however, Lessor shall not be liable for any such interference or disturbance whether caused by another tenant or tenants of Lessor or other person, nor shall Lessee be relieved from any obligation herein because of such interference, disturbance or breach. Lessor shall not be liable to Lessee in damages or otherwise if any utility services are interrupted or terminated for any cause whatsoever.

ARTICLE 14—SECURITY DEPOSIT

        Lessee, concurrently with the execution of this Lease, has deposited with Lessor the sum of $0.00 Dollars ("Security Deposit"), the receipt of which is hereby acknowledged by Lessor, which sum shall be retained by Lessor as security for the payment by Lessee of the rents herein agreed to be paid by Lessee and for the faithful performance by Lessee of the terms and covenants of this Lease. It is agreed that Lessor, at Lessor's option, may at any time apply said sum or any part thereof towards the payment of the rents and all other sums payable by Lessee under this Lease, and towards the performance of each and every of Lessee's covenants under this Lease, but such covenants and Lessee's liability under this Lease shall thereby be discharged only pro tanto; that Lessee shall remain liable for any amounts that such sum shall be insufficient to pay; that Lessor may exhaust any and all rights and remedies against Lessee before resorting to said sum, but nothing herein contained shall require or be deemed to require Lessor so to do; that, in the event this deposit shall not be utilized for any such purposes, then such deposit shall be returned by Lessor to Lessee within thirty (30) days after the expiration of the Lease. Lessor shall not be required to pay Lessee any interest on said security deposit unless such interest is required by law, in which event such interest shall be paid at the minimum rate required by law.

ARTICLE 15—ENVIRONMENTAL PROVISIONS

        15.1 Definitions. For the purposes of this paragraph the following terms shall have the following meanings: (i) the term "Hazardous Material" or "Hazardous Condition" shall mean any material substance or condition that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous (including, without limitation, asbestos, petroleum, petroleum derivatives and other petrochemicals) and which is now or hereafter regulated under any Environmental Requirement; (ii) the term "Environmental Requirements" shall collectively mean all present and future laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority and relating to or addressing the protection of the environment or human health and applicable to the Leased Premises, and (iii) the term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

        15.2 Obligations. Lessee shall comply, and shall cause all employees or other users of the Leased Premises to comply, in all respects with all Environmental Requirements, and will not generate, store, handle, process, dispose of or otherwise use, Hazardous Materials, at, in, on, under or about the Leased Premises in violation of any Environmental Requirement. Lessee shall notify Lessor promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Leased Premises which is required to be reported to a Governmental Authority under any Environmental Requirement, will promptly forward to Lessor copies of any notices received by Lessee to alleged violations of any Environmental Requirement and will promptly pay when due any fine or assessment against Lessee, Lessor or the leased Premises relating to any Environmental Requirement. If, at any time, it is determined that the operation or use of the Leased Premises violates any applicable Environmental Requirement or that there are Hazardous Materials located at, in, on, under or about the Leased Premises which, under any Environmental Requirement, require special handling in collection, storage, treatment or disposal, or any other form of cleanup or corrective action, Lessee shall, within thirty (30) days after receipt of notice thereof from any Governmental Authority or from Lessor, take, at its sole cost and expense, such actions as may be necessary to fully comply in all respects with all Environmental Requirements, provided, however, that if such compliance cannot reasonably be completed within such thirty (30) day period, Lessee shall commence such necessary action within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to fully comply in all respects and in a timely fashion with all Environmental Requirements. After prior notice to Lessor, Lessee, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the application of any Environmental Requirement found to be violated, provided that (i) no default shall have occurred and shall be continuing under this Lease, (ii) such proceeding shall suspend the collection of any fines from Lessee, (iii) Lessee shall have set aside in a manner satisfactory to Lessor adequate cash reserves to comply in all respects with Environmental Requirements applicable to the leased Premises, together with all interest and penalties thereon, or in the alternative Lessee shall have furnished such security as may be required in the proceeding, or as may otherwise be requested or required by Lessor to insure the compliance with all such Environmental Requirements applicable to the Leased Property, together with all interest and penalties thereon. If Lessee fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any such action, Lessor may, in its sole and absolute discretion, make advances or payments towards the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by Lessor (including, without limitation, reasonable counsel and consultant fees and expenses, investigations and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will immediately, upon demand, become due and payable from Lessee and shall bear interest as set forth herein from the date any such sums are so advanced or paid by Lessor until the date any such sums are repaid by Lessee to Lessor. Lessee will execute and deliver, promptly upon request, such instruments as Lessor may deem useful or necessary to permit Lessor to take any such action. If a claim is filed against Lessee by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of Lessee or for which Lessee is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, omitting, pouring, emptying or dumping of any Hazardous Material, then Lessee will, within thirty (30) days from the date that Lessee is first given notice that such claim has been made; either (a) pay the claim; (b) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Lessor and is sufficient to effect a complete discharge of such claim; or (c) contest the claim by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence.

        15.3 Indemnification. Except for (i) a condition existing prior to the Interim Construction Beginning Date, or (ii) a condition existing as a result of the actions or inactions of the Lessor, Lessee will defend, indemnify, and hold harmless Lessor, its employees, agents, officers, and directors, from and against any and all claims, demands, penalties, causes of action, finds, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, reasonable counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) arising out of, or in any way related to, (i) any breach by Lessee of any of the provisions of this paragraph, (ii) the disposal, spillage, discharge, emission, leakage, or threatened release of any Hazardous Material which is at, in, on, under, about, from or affecting the Leased Premises, (iii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Material, (iv) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority relating to such Hazardous Material, or (v) any violation of any Environmental Requirement.

        15.4 Survival of Representations. The obligations and liabilities of Lessee under this paragraph shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, irrespective of whether the Lease has terminated.

        15.5 Representation of Lessor. To the best of Lessor's knowledge, the Leased Premises are in compliance with all Environmental Requirements.

ARTICLE 16—SALE AND/OR ASSIGNMENT BY LESSOR

        16.1 Sale by Lessor. Except as specifically provided in Section 16.2, Lessor may sell the Leased Premises subject to this Lease and may assign this Lease to a buyer in the event of such a sale, and all of the provisions of this Lease as to the rights and obligations of Lessor shall thereupon apply to such purchaser or assignee, and assignor shall thereupon be divested of all rights and released from the obligations thereunder. In the event of such a sale and assignment by Lessor, the purchaser or assignee shall become the Lessor of this Lease, and wherever the term "Lessor" is used in this Lease, said term shall apply to and include such purchaser or assignee.

        16.2 Sale to the City of Alexandria. It is contemplated that the Leased Premises will be sold to the City of Alexandria, and that at such time the City of Alexandria will acquire Lessor's rights to this Lease.

          16.2.1 Except as specifically set forth in Section 16.2.2 below, it is specifically agreed that as of the date any assignment of this Lease to the City of Alexandria:

            (i)  4-MALI, LLC shall no longer be responsible unto the Lessee under the Lease for discharge and performance of any duties and obligations to be performed by 4-MALI, LLC as Lessor of the Lease;

           (ii)  City of Alexandria accepts and agrees to perform all of the terms, covenants, and conditions of 4-MALI, LLC as Lessor pursuant to the Lease;

          (iii)  City of Alexandria shall indemnify, save, and hold harmless 4-MALI, LLC from and against any and all loss, liability, claims, and causes of action existing in favor of or asserted by the Lessee under the Lease arising out of or relating to City of Alexandria's failure to perform any of the obligations of the 4-MALI, LLC as Lessor under the Lease;

          (iv)  City of Alexandria shall become the Lessor of the Lease, and wherever the term "Lessor" is used in the Lease, said term shall apply to and include City of Alexandria.

           (v)  All rental payments to be made pursuant to Section 3.2, and all notices pursuant to Section 18, shall hereafter be made or given to:

      City of Alexandria
      P.O. Box 71
      Alexandria, Louisiana 7130-
      Attn: Office of the Mayor

          16.2.2 Notwithstanding Section 16.2.1 above, it is further specifically agreed that:

            (i)  City of Alexandria shall not be responsible to the Lessee under the Lease for the discharge of 4-MALI, LLC's duties and obligations as Lessor under the Lease arising prior to the effective date of the assignment, and incident thereto, 4-MALI, LLC does hereby agree to indemnify and hold harmless City of Alexandria from and against any and all loss, liability, claims, or causes of action existing in favor of or asserted by the Lessee against City of Alexandria arising out of or relating to 4-MALI, LLC's failure to perform any of its obligations as Lessor under the Lease prior to the effective date hereof;

           (ii)  4-MALI, LLC shall remain solely liable and responsible for satisfaction of the conditions contained in Section 6.3 and 6.4 of the Lease. Incident thereto, 4-MALI, LLC does hereby agree to indemnify and hold harmless the City of Alexandria from and against any and all loss, liability, claims, or causes of action existing in favor of or asserted by the Lessee against the City of Alexandria arising out of or relating to 4-MALI, LLC's failure to perform any of its obligations as Lessor under section 6.3 and 6.4 of the Lease. In addition, Startek, USA agrees to seek any relief to which it is entitled under the Lease pursuant to Section 6.3 solely against 4-MALI, LLC.

        16.3 Consent by Lessee. Lessee specifically consents to the assignment to the City of Alexandria, and agrees to be bound by the conditions set forth in Section 16.2 above.

ARTICLE 17—AIR RIGHTS

        This Lease does not grant a servitude and/or other rights to light, view, and air over the property.

ARTICLE 18—NOTICES

        Any notice to be given under this Lease shall be given to the following persons at the following addresses:

If to Lessor:	4-MALI, L.L.C. 1223 MacArthur Dr. Alexandria, Louisiana 71315
If to Lessee:	STARTEK, USA 100 Garfield St Denver, Colorado 80206 Attn: VP Real Estate

        In the event this Lease is assigned, Lessee shall thereafter give all notices to such person at such address as Lessor shall so designate.

ARTICLE 19—INDEMNITY

        19.1 Indemnification by Lessee. Except for damage or injury resulting from Lessors' failure to perform any of its obligations incident to this Lease, the Lessee agrees to assume all risk of loss or damage to property and injury or death to persons by reason of or incident to the possession and/or use of the Leased Premises and/or the activities conducted on the Leased Premises pursuant to this Lease. Except for damage or injury resulting from Lessors' failure to perform an obligation incident to this Lease, the Lessee expressly waives all claims against the Lessor for any such loss, damage, personal injury or death caused by or occurring as a consequence of such possession and/or use of the Leased Premises, or the conduct of activities or the performance of responsibility of the Lessee, its agents, employees, or invitees under this Lease. The Lessee agrees further to indemnify, save, hold harmless and defend the Lessor, its officers, agents and employees from and against all suits, claims, demands, actions, liabilities, judgments, costs including all costs of litigation preparation and attorney's fees arising out of, or in any way predicated upon personal injury, death or property damage resulting from, related to, caused by or arising out of the possession and/or use of the Leased Premises by the Lessee, its officers, agents, employees or invitees, or any activities conducted or services furnished in connection with or pursuant to this Lease, except for damage or injury resulting from Lessors' failure to perform an obligation incident to this Lease.

        19.2 Indemnification by Lessor. The Lessor agrees to indemnify, save, hold harmless and defend the Lessee, its officers, agents and employees from and against all suits, claims, demands, actions, liabilities, judgments, costs including all costs of litigation preparation and attorney's fees arising out of, or in any way predicated upon personal injury, death or property damage resulting from, related to, caused by or arising out of the failure of Lessor to perform any of its obligations incident to this Lease.

ARTICLE 20—BENEFICIAL OCCUPANCY

        20.1 Beneficial Occupancy Defined. The term "Beneficial Occupancy" as used in this Lease shall mean the completion of renovations to the Leased Premises to such an extent that the Leased Premises has operational lights, electricity, heating, air conditioning and ventilation, a functioning server room, and functioning restrooms.

ARTICLE 21—MISCELLANEOUS

        21.1 No Partnership or Joint Venture. The relationship between Lessor and Lessee at all times shall remain solely that of Lessor and Lessee and shall not be deemed to constitute a partnership or a joint venture.

        21.2 Time is of the Essence. Time is of the essence of this Lease.

        21.3 Force Majeure. If the performance of any covenant, agreement, obligation, or undertaking contained in this Lease is delayed by reason of war, civil commotion, act of God, governmental restrictions, fire or other casualty, or any other circumstances beyond control, the parties shall be excused from doing or performing the same during the period of delay.

        21.4 Waiver of Rights. No failure or delay of either party to exercise any right or power given it herein or to insist upon strict compliance of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver, modification or amendment of the terms hereof or any right it has herein to demand strict compliance with the terms hereof.

        21.5 Entire Agreement. This Lease constitutes and contains the sole and entire agreement of Lessor and Lessee and no prior or contemporaneous oral or written representation or agreement between the parties and affecting the Leased Premises shall have legal effect.

        21.6 Amendment. No officer, agent or employee of Lessor has or shall have any authority to waive, modify, or amend any provision of this Lease unless such waiver, modification or amendment is expressly made in writing and signed by an authorized officer of Lessor.

        21.7 Severability. If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is, in the sole determination of Lessor, essential to the rights of both parties, in which event Lessor has the right to terminate this Lease on written notice to Lessee.

        21.8 Remedies. All rights, interests, privileges, and remedies herein contained, as well as those as may exist by statute, shall be cumulative and mutually independent of each other and not exclusive, with the party having the right to pursue such rights, remedies, and privileges may do so as it desires and in such order as it might elect.

        21.9 Solidary. If more than one Lessee is named in this Lease, the obligation of all such Lessees is and shall be solidary.

        21.10 Notices. Any notices contemplated under this Lease shall be deemed effectively given when in writing and either delivered personally to the person to whom the notice is to be given or sent by certified mail, postage prepaid, return receipt requested and addressed as set forth in this Lease. Either party to this Lease may change the address to which said notice may be sent by giving notice in this manner.

        21.11 Parties Bound. This Lease shall be binding upon and inure to the benefit of the parties to the Lease and their respective heirs, executors, administrators, legal representatives, successors and assigns.

        21.12 Governing Law. This Lease shall be governed by and interpreted in accordance with the laws of the State of Louisiana. Venue for all purposes shall be Rapides Parish, Louisiana.

        21.13 Expense of Litigation. If any litigation occurs between the parties arising out of or connected in any way with this Lease, the prevailing party shall be entitled to reasonable expenses and attorney's fees, whether or not such litigation goes to final judgment. In the event of settlement or final judgment in which neither party is awarded all of the relief prayed for, the Court shall determine which is the prevailing party and who shall be entitled to recover reasonable expenses and attorney's fees.

        21.14 Interest. Where Lessee shall be obligated to make any payment of any sum of money whatsoever hereunder; interest shall accrue thereon and be payable hereunder at the prime interest rate charged by Hibernia National Bank (as modified by the bank from time to time), plus 2%, computed from the date such payment first became due hereunder.

        21.15 Further Documents. Lessor and Lessee agree that each will from time to time execute and deliver such other and further instruments and assurances as either may reasonably request, approving, ratifying, and confirming this Lease and the interest created by this Lease and certifying that the Lease is in full force and effect and that no default on the part of either exists, except that if any default does exist, it shall be specified. Both parties agree to execute a Memorandum of Lease for purposes of recordation, if requested by either party.

        21.16 Guarantee. (Intentionally omitted).

        21.17 Multiple Counterparts. This Lease may be executed in separate or multiple counterparts by the parties hereto; all of such counterparts shall be considered one and the same Lease.

        21.18 Singular, Plural, Pronouns, Etc. Whenever the content hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

        21.19 Captions. The captions used in this Lease are for convenience only and do not limit or amplify the terms and provisions of this Lease.

        21.20 Consent. Wherever in this Lease the consent of either party is required, such consent shall not be unreasonably withheld.

        THIS LEASE AGREEMENT is executed by Lessor this 12th day of September, 2003, in Alexandria, Louisiana, before me, Notary, and undersigned witnesses.

WITNESSES:	LESSOR: 4-MALI, L.L.C.
/s/ Edward G. Randolph
/s/ Rick Ranson	BY: /s/ John J. Rino, Jr.
/s/ John Doggett NOTARY PUBLIC

        THIS LEASE AGREEMENT is executed by Lessee this 12th day of September, 2003, in Alexandria, Louisiana, before me, Notary, and the undersigned witnesses.

WITNESSES:	LESSEE: STARTEK, USA, INC.
/s/ Edward G. Randolph
/s/ Rick Ranson	BY: /s/ L.R. Zingale
/s/ John Doggett NOTARY PUBLIC

EXHIBIT C

Lessor's Payment of Renovation Costs

1.
Pursuant to the Lease Agreement, Lessor agrees to pay to Lessee or Lessee's designated payee, the costs of consulting fees and renovating and improving the Leased Premises, in accordance with Section 6.3, to make them suitable for use as a Call Center, not to exceed the sum of $1,782,000.00. The conditions under which Lessor will make payment to Lessee are as follows:

(a)
Lessee may submit requests for payment to a designated payee from time to time during the course of the work, no sooner however, than once every two weeks. Lessor shall make interim progress payments and a final payment to Lessee or Lessee's designated payee within five (5) days of Lessor's receipt of a request for reimbursement, provided Lessee includes the following:

(i)
Lessee shall provide Lessor with evidence of all costs of construction of the improvements to the Leased Premises, including but not limited to:

(1)
certified pay applications from the contractor with supporting documentation attesting to the work performed for the period in question;

(2)
certificate from Lessee's Architect that the work has been inspected, conforms to the plans and specifications and that the contractor is entitled to payment; and

(3)
lien waivers for the work covered by the pay application.

2.
Lessor's obligation to Lessee or Lessee's designated payee shall be limited to the lesser of (a) $1,782,000.00, or (b) the actual costs of renovations, including consulting fees, as set forth in Section 6.3.

3.
In the event Lessor sells the Leased Premises or otherwise assigns the Lease Agreement prior to completion of Lessee Renovations, then, immediately prior to the sale or assignment, Lessor shall place the balance of the $1,782,000.00 into an escrow account to be disbursed in accordance with the above limitations and standards.

4.
All renovation work to the Leased Premises made by Lessee shall be in a good and workmanlike manner and shall be in accordance with applicable building codes or other applicable governmental requirements.

5.
Upon completion of the renovation work, Lessee shall furnish to Lessor:

(a)
A Certificate of Occupancy issued by the appropriate governmental authority;

(b)
A Lien Waiver from the contractor;

(c)
A certificate executed by Lessee, its Architect and the contractor, stating that all work and materials performed or used in connection with the renovation work have been completed in accordance with the approved plans and specifications; and

(d)
Evidence of all costs of the renovation work to the Leased Premises.

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  Exhibit 10.47